SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                              FORM 8-K


                           CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  JULY 24, 1996
                                                -----------------


                           CAREER HORIZONS, INC.
                          -------------------------
         (Exact name of registrant as specified in its charter)

        DELAWARE                   0-23534             22-3038096
      ------------               -----------          ------------
(State or other jurisdiction    (Commission         (IRS Employer
  of incorporation)             File Number)      Identification No.)


    177 CROSSWAYS PARK DRIVE, WOODBURY, NY       11797
  ------------------------------------------    -------
   (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code (516) 682-1400
                                                  ----------------

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ITEM 5.

Other Events

On July 24, 1996, Career Horizons, Inc. announced the results of operations for the three and six month periods ended June 30, 1996.

Revenues rose 58 percent to $148.7 million for the three months ended June 30, 1996, from $94.2 million for the corresponding period a year ago. Net income advanced 76 percent to $4.8 million, or $0.25 per share, from $2.7 million, or $0.22 per share. The increases were attributable primarily to the Company's aggressive acquisition strategy and continued internal growth in general staffing and PL Services. The earnings per share comparison reflects an 88 percent increase in the number of average shares outstanding as a result of two financings completed in previous quarters.

For the six months ended June 30, 1996, revenues were $275.9 million, an increase of 50 percent from $183.7 million a year ago. Net income rose 74 percent to $7.3 million, or $0.43 per share, from $4.2 million (before special charge of $550,000), or $0.34 per share, for the first half of 1995. Shares outstanding increased by 74 percent.


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                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          CAREER HORIZONS, INC.
                                          ---------------------
                                          (Registrant)



Date     July 26, 1996             By:     /s/ Michael T. Druckman
       ----------------                    -----------------------
                                           Michael T. Druckman
                                           Sr. Vice President, Treasurer
                                             and Asst. Secretary
                                             (Principal Financial and
                                               Accounting Officer)

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                    CAREER HORIZONS, INC. and SUBSIDIARIES

                             INDEX TO EXHIBITS


EXHIBIT NO.         DESCRIPTION
- -----------         -----------

  20.1 Press release announcing the results of operations for the three and six months ended June 30, 1996 and 1995.